Yadkin Valley Financial Corporation Continues Strong Operating Results with Third Consecutive Quarter of Profitability

First Quarter Highlights:

•	Net income available to common shareholders for the first quarter of 2012 was $2.7 million, or $0.14 per diluted share.

•	Net interest margin increased by 23 basis points to 3.54% due to continued improvement in our deposit mix, lowering our overall cost of deposits to 1.04%.

•
Adversely classified loans decreased $20 million, nonperforming loans decreased $4.3 million, and loans 30-89 days past due decreased $15.6 million compared to the previous quarter, which in turn led to improved credit quality and a decrease in our provision for loan losses.

•
We have fully realized the results of our expense management plan and believe that we are now operating at a more normalized run rate on employee and occupancy expenses, even though non-interest expense increased slightly in linked quarters.

•	Non-interest income, excluding securities gains, increased quarter over quarter, largely due to increases on gains from mortgage loan sales.

•	Leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 8.6%, 10.9%, and 12.1%, respectively, for the holding company as of March 31, 2012.

Elkin, NC - April 26, 2012 - Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced financial results for the first quarter ended March 31, 2012. Net income available to common shareholders for the quarter was $2.7 million, or $0.14 per diluted share, compared to net income of $2.2 million, or $0.11 per diluted share, in the fourth quarter of 2011, and a net loss of $1.6 million, or $0.10 per diluted share in the first quarter of 2011.

Joe Towell, President and CEO of Yadkin Valley Financial, commented, “Our strategic plan continues to yield results with our third consecutive quarter of meaningful profitability. The Bank's performance continues to stabilize as we improve key metrics such as net interest margin, cost of deposits, and the adversely classified assets ratio.

Improving asset quality is one of our primary goals for 2012. We are pleased to see a $20 million decrease in our adversely classified loans, as we continue to work through problem loans. This decrease in classified loans, along with lower historical loan charge-offs, led to a lower provision for loan losses this quarter. Our loan loss reserve model has been deemed adequate by management and all third party reviews, and we believe it is on track to cover the potential losses remaining in our loan portfolio.

We are excited about our strong net interest margin this quarter. While we did have some adjustments to our interest income throughout the second half of 2011, we believe 3.54% is a normalized margin, and we expect that to increase going forward as we continue to focus on improving our deposit mix with core deposit acquisition.

We recently announced the filing of a Form S-1 resale registration statement. We feel this was a prudent act given the recent activity we have seen from the United States Treasury Department and the auctioning of other Banks' preferred stock held under the Troubled Asset Relief Program (TARP). We want to be ready, should an opportunity be made available to us. However, filing this form is not an assurance that the Company's TARP shares will be included in an auction or sold to one or more investors.”

First Quarter 2012 Financial Highlights

Asset Quality

Nonperforming loans continued to decrease, down $4.3 million, to $66.1 million, or 4.69%, of total gross loans at March 31, 2012, compared to $70.4 million, or 4.78%, of total gross loans at December 31, 2011. The strategy regarding nonperforming loans continues to yield results as the inflow to the nonperforming category has slowed considerably. “We continue to keep tight focus on nonperforming loans,” said Towell. “We believe that as the inflow to the nonperforming category slows, our credit quality trends are beginning to show improvement.”

	Nonperforming Loan Analysis
	(Dollars in thousands)
	March 31, 2012		December 31, 2011
Loan Type	Outstanding Balance	% of Total Loans	Outstanding Balance	% of Total Loans
Construction/land development	$18,708	1.33%	$19,467	1.32%
Residential construction	4,612	0.33%	7,109	0.48%
HELOC	2,632	0.19%	2,222	0.15%
1-4 family residential	6,245	0.44%	7,271	0.49%
Commercial real estate	25,664	1.82%	24,915	1.69%
Commercial & industrial	7,782	0.55%	8,896	0.61%
Consumer & other	445	0.03%	475	0.03%
Total	$66,088	4.69%	$70,355	4.78%

Other Real Estate Owned (“OREO”) totaled $28.8 million at March 31, 2012, an increase of $3.8 million compared to $25.0 million at December 31, 2011. This increase in OREO was the result of $7.1 million in foreclosures for the quarter, offset by dispositions of $2.4 million. We also recognized $774,000 in additional write downs on OREO, as management determined changes in asset values due to market trends. Total nonperforming assets at March 31, 2012 were $94.8 million, or 4.80% of total assets, a decrease of $482,000 from December 31, 2011.

During the first quarter of 2012, the provision for loan losses was $2.4 million, a decrease of $1.2 million from the fourth quarter of 2011. The decrease in provision was driven by a $20 million, or 15%, decrease in adversely classified loans and a 4.5% decrease in total loans compared to the previous quarter. Net charge-offs for the first quarter totaled $5.1 million, or 1.44% of average loans on an annualized basis, an increase of $600,000 from the fourth quarter. Of the $5.1 million in net charge-offs, $1.0 million was related to the valuation and write down of a loan held for potential sale.

At March 31, 2012 the allowance for loan losses was $30.1 million, compared to $32.8 million at December 31, 2011. As a percentage of total loans held-for-investment, the allowance for loan losses was 2.17% in the first quarter of 2012, down from 2.26% in the fourth quarter of 2011. Out of the $30.1 million in total allowance for loan losses at March 31, 2012, the specific allowance for impaired loans accounted for $3.4 million, down from $4.1 million in the fourth quarter. The specific allowance for impaired loans decreased because our impaired loan balances decreased. The remaining general allowance of $26.6 million attributed to unimpaired loans was down from $28.7 million at the end of the fourth quarter. This decrease was driven primarily by continued decreases in loans held-for-investment and improving trends in loans 30-89 days past due.

Net Interest Income and Net Interest Margin

Net interest income increased $279,000, or 1.7%, quarter over quarter, totaling $15.9 million for the first quarter of 2012. The net interest margin improved to 3.54%, up from 3.31% in the fourth quarter. While we are very pleased with our quarter-end net interest margin, the 23 basis point increase is really a stabilization of the margin following several adjustments to interest income that the Company addressed in the third and fourth quarters of 2011. Additionally, the managed shift in our deposit mix improved our net interest margin as cost of total deposits decreased to 1.04% for the quarter as compared to 1.09% in the fourth quarter of 2011.

Non-Interest Income

Non-interest income decreased $539,000, or 11.5%, to $4.1 million compared to $4.7 million in the fourth quarter of 2011. Excluding securities gains, our non-interest income actually increased by $125,000, largely due to our increase in mortgage income for the quarter.

Non-Interest Expense

Non-interest expense increased $260,000, or 1.8%, to $14.2 million, up from $13.9 million in the fourth quarter of 2011. The majority of this increase was driven by increased cost of operation of other real estate owned and the timing of several annual expenses in the salary and benefits line item.

Balance Sheet and Capital

Total assets decreased $16.6 million for the first quarter of 2012 as part of our continued balance sheet management strategy. Gross loans held-for-investment decreased $63.1 million compared to the fourth quarter of 2011, and total deposits decreased $20.5 million. This deposit decrease continues to be mostly higher-cost time deposits, as our non-interest bearing demand deposits continue to increase in volume.

The Bank remains well-capitalized for regulatory purposes. As of March 31, 2012, the Bank's leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 8.3%, 10.6%, and 11.9%, respectively. Leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 8.6%, 10.9%, and 12.1% respectively, for the holding company as of March 31, 2012. For capital adequacy purposes, leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio must be in excess of 5.00%, 6.00%, and 10.00%, respectively, to be considered well-capitalized. Regulatory capital ratios for the Company continue to improve due to positive operating results.

Conference Call

Yadkin Valley Financial Corporation will host a conference call at 10:00 a.m. EDT on Thursday, April 26, 2012 to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 877-359-3650 at least 10 minutes prior to the call. A webcast of the call audio and accompanying visual aids may be accessed at http://investor.shareholder.com/media/eventdetail.cfm?eventid=112539&CompanyID=YAVY&e=1&mediaKey=C0BD0B7D7BA30A3E46A5C745FA0F7F34. A replay of the call will be available until May 3, 2012 by dialing 855-859-2056 or 404-537-3406 and entering access code 73819351.

####

About Yadkin Valley Financial Corporation

Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full-service community bank providing services in 34 branches throughout its two regions in North Carolina and South Carolina. The Western Region serves Avery, Watauga, Ashe, Surry, Wilkes, Yadkin, and Iredell Counties. The Southern Region serves Durham, Orange, Granville, Mecklenburg, and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greensboro, NC. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Yadkin Valley Financial Corporation's website is www.yadkinvalleybank.com. Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan losses, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (3) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company's loan portfolio and allowance for loan losses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in deposit rates, the net interest margin, and funding sources; (6) changes in the U.S. legal and regulatory framework, including the effect of recent financial reform legislation on the banking industry; and (7) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

For additional information contact:

Joseph H. Towell
President and Chief Executive Officer
(704) 768-1133
joe.towell@yadkinvalleybank.com

Jan H. Hollar
Executive Vice President and Chief Financial Officer
(704) 768-1161
jan.hollar@yadkinvalleybank.com

Yadkin Valley Financial Corporation
Consolidated Balance Sheets (Unaudited)
	(Amounts in thousands except share and per share data)
	March 31, 2012	December 31, 2011 (a)	September 30, 2011	June 30, 2011	March 31, 2011
Assets:
Cash and due from banks	$36,478	$40,790	$32,315	$30,011	$31,537
Federal funds sold	50	50	50	36	50
Interest-earning deposits with banks	67,443	52,078	136,552	99,122	188,003

U.S. government agencies	23,433	23,726	24,013	34,485	24,262
Mortgage-backed securities	263,230	232,494	201,586	214,796	208,037
State and municipal securities	72,751	73,118	66,369	67,034	68,090
Common and preferred stocks	1,111	1,084	1,110	1,144	1,140
	360,525	330,422	293,078	317,459	301,529

Construction loans	196,991	202,803	229,789	243,681	261,083
Commercial, financial and other loans	185,697	200,750	197,672	181,473	216,056
Residential mortgages	166,563	179,047	179,457	210,685	181,057
Commercial real estate loans	606,879	631,639	625,193	601,520	646,657
Installment loans	34,926	35,465	37,125	61,600	40,546
Revolving 1-4 family loans	196,818	201,220	204,364	205,308	207,308
Total loans	1,387,874	1,450,924	1,473,600	1,504,267	1,552,707
Allowance for loan losses	(30,062)	(32,848)	(33,673)	(35,652)	(35,860)
Net loans	1,357,812	1,418,076	1,439,927	1,468,615	1,516,847
Loans held for sale	20,548	19,534	13,801	27,737	32,880
Accrued interest receivable	6,932	6,745	6,447	7,066	7,515
Bank premises and equipment	41,861	42,120	44,074	44,173	46,245
Foreclosed real estate	28,751	24,966	21,307	22,046	27,461
Non-marketable equity securities at cost	6,130	6,130	7,005	7,814	9,416
Investment in bank-owned life insurance	26,091	25,934	25,769	25,602	25,441
Goodwill	—	—	—	—	4,944
Core deposit intangible	3,455	3,733	4,015	4,304	4,602
Other assets	20,530	22,610	22,791	27,057	34,421

Total assets	$1,976,606	$1,993,188	$2,047,131	$2,081,042	$2,230,891

Liabilities and shareholders' equity:
Deposits:
Non-interest bearing	$235,417	$229,895	$228,448	$222,556	$222,457
NOW, savings and money market accounts	626,538	625,560	615,303	597,611	631,791
Time certificates:
$100 or more	356,793	360,388	383,877	409,410	443,312
Other	492,072	515,498	556,484	596,218	662,246
Total deposits	1,710,820	1,731,341	1,784,112	1,825,795	1,959,806

Borrowings	105,723	105,539	108,309	103,524	109,452
Accrued expenses and other liabilities	16,571	15,722	16,494	17,656	15,125
Total liabilities	1,833,114	1,852,602	1,908,915	1,946,975	2,084,383

Total shareholders' equity	143,492	140,586	138,216	134,067	146,508

Total liabilities and shareholders' equity	$1,976,606	$1,993,188	$2,047,131	$2,081,042	$2,230,891

Period End Shares Outstanding	19,506,188	19,526,188	19,526,188	19,526,188	16,292,640

(a) Derived from audited consolidated financial statements

Yadkin Valley Financial Corporation
Consolidated Income Statements (Unaudited)
	Three Months Ended
	(Amounts in thousands except share and per share data)
	March 31, 2012	December 31, 2011 (a)	September 30, 2011	June 30, 2011	March 31, 2011

Interest and fees on loans	$18,946	$19,185	$19,339	$20,768	$21,349
Interest on securities	2,006	1,709	2,146	2,255	2,108
Interest on federal funds sold	7	6	7	9	6
Interest-bearing deposits	37	72	71	90	115
Total interest income	20,996	20,972	21,563	23,122	23,578
Time deposits of $100 or more	1,993	2,270	2,326	2,541	2,938
Other deposits	2,371	2,569	3,120	3,731	4,380
Borrowed funds	725	505	484	539	570
Total interest expense	5,089	5,344	5,930	6,811	7,888
Net interest income	15,907	15,628	15,633	16,311	15,690
Provision for loan losses	2,350	3,627	1,956	10,393	4,867
Net interest income after provision for loan losses	13,557	12,001	13,677	5,918	10,823
Non-interest income
Service charges on deposit accounts	1,343	1,509	1,604	1,437	1,345
Other service fees	760	874	905	967	962
Net gain on sales of mortgage loans	1,351	1,287	1,122	179	1,899
Income on investment in bank owned life insurance	157	166	167	161	163
Mortgage banking operations	435	6	(21)	103	207
Gains on sale of securities	—	678	1,556	429	93
Other than temporary impairment of investments	—	—	(74)	(22)	(20)
Other	75	140	90	102	142
	4,121	4,660	5,349	3,356	4,791
Non-interest expense
Salaries and employee benefits	6,731	6,383	6,198	7,793	7,870
Occupancy and equipment	1,851	1,781	1,962	2,330	2,170
Printing and supplies	145	154	141	156	181
Data processing	387	377	404	381	373
Communication expense	351	367	372	473	445
Advertising and marketing	76	101	127	169	171
Amortization of core deposit intangible	278	282	289	299	305
FDIC assessment expense	694	718	79	1,328	1,350
Attorney fees	216	108	95	194	92
Loan collection expense	249	319	378	465	433
Loss on fixed assets	21	13	286	1,195	—
Net cost of operation of other real estate owned	1,229	1,086	759	2,430	794
Goodwill impairment	—	—	—	4,944	—
Other	1,979	2,258	1,873	2,300	2,725
Total non-interest expense	14,207	13,947	12,963	24,457	16,909
Income (loss) before income taxes	3,471	2,714	6,063	(15,183)	(1,295)
Provision for income taxes (benefit)	—	(211)	2,384	5,030	(509)
Net income (loss)	3,471	2,925	3,679	(20,213)	(786)
	821	771	771	674	771
Net income (loss) available to common shareholders	$2,650	$2,154	$2,908	$(20,887)	$(1,557)
Basic	$0.14	$0.11	0.15	$(1.16)	$(0.1)
Diluted	$0.14	$0.11	0.15	$(1.16)	$(0.1)
Weighted average number of shares outstanding
Basic	19,378,198	19,371,469	19,527,855	18,041,174	16,130,529
Diluted	19,378,198	19,371,469	19,527,855	18,041,174	16,130,529
(a) Derived from audited consolidated financial statements

Yadkin Valley Financial Corporation
(unaudited)
	At or For the Three Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011

Per Share Data:
Basic Earnings (Loss) per Share	$0.14	$0.11	$0.15	$(1.16)	$(0.1)
Diluted Earnings (Loss) per Share	0.14	0.11	0.15	(1.16)	(0.1)
Book Value per Share	4.92	4.77	4.66	4.45	6.11

Selected Performance Ratios:
Return on Average Assets (annualized)	0.54%	0.42%	0.56%	(3.87)%	(0.28)%
Return on Average Equity (annualized)	6.48%	6.17%	8.49%	(55.25)%	(4.27)%
Net Interest Margin (annualized)	3.54%	3.31%	3.29%	3.30%	3.07%
Net Interest Spread (annualized)	3.35%	3.14%	3.11%	3.11%	2.88%
Non-interest Income as a % of Revenue(6)	23.31%	27.97%	28.11%	36.19%	30.69%
Non-interest Income as a % of Average Assets	0.21%	0.23%	0.26%	0.16%	0.21%
Non-interest Expense as a % of Average Assets	0.72%	0.69%	0.63%	1.13%	0.75%

Asset Quality:
Loans 30-89 days past due (000's) (4)	$10,245	$25,888	$23,739	$24,368	$23,756
Loans over 90 days past due still accruing (000's)	—	—	—	—	—
Nonperforming Loans (000's)	66,088	70,355	70,775	68,898	71,368
Other Real Estate Owned (000's)	28,751	24,966	21,307	22,046	27,461
Nonperforming Assets (000's)	94,839	95,321	92,082	90,944	98,829
Troubled debt restructurings (000's) (5)	15,259	17,173	21,809	12,932	14,998
Nonperforming Loans to Total Loans	4.69%	4.78%	4.76%	4.50%	4.5%
Nonperforming Assets to Total Assets	4.80%	4.78%	4.5%	4.37%	4.43%
Allowance for Loan Losses to Total Loans	2.13%	2.23%	2.26%	2.33%	2.26%
Allowance for Loan Losses to Total Loans Held for Investment	2.17%	2.26%	2.29%	2.37%	2.31%
Allowance for Loan Losses to Nonperforming Loans	45.49%	47.31%	47.58%	51.75%	50.25%
Net Charge-offs/Recoveries to Average Loans (annualized)	1.44%	1.2%	1.04%	2.73%	1.71%

Capital Ratios:
Equity to Total Assets	7.26%	7.05%	6.75%	6.44%	6.57%
Tier 1 leverage ratio(1)	8.30%	7.99%	7.58%	7.14%	7.07%
Tier 1 risk-based ratio(1)	10.61%	10.23%	9.72%	9.42%	9.39%
Total risk-based capital ratio(1)	11.87%	11.49%	10.98%	10.68%	10.65%

Non-GAAP disclosures(2):
Tangible Book Value per Share	$4.74	$4.58	$4.45	$4.23	$5.53
Return on Tangible Equity (annualized) (3)	6.63%	6.34%	8.49%	(58.92)%	(4.57)%
Tangible Equity to Tangible Assets (3)	7.10%	6.88%	6.57%	6.25%	6.17%
Efficiency Ratio	68.54%	66.41%	59.6%	121.07%	79.86%
Notes:

(1)
Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only - FFIEC 041

(2)
Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.

(3)
Tangible Equity is the difference of shareholders' equity less the sum of goodwill and core deposit intangible. Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible.

(4)Past due numbers exclude loans classified as nonperforming.
(5)Troubled debt restructured loans exclude loans classified as nonperforming.

(6)	Ratio is calculated by taking non-interest income as a percentage of net interest income after provision for loan losses plus total non-interest income.

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)
	Three Months Ended March 31,
	2012				2011
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,433,311	$18,983	5.31%		$1,602,393	$21,391	5.41%
Investment securities	349,550	2,261	2.59%		296,220	2,375	3.25%
Interest-bearing deposits & federal funds sold	50,358	44	0.35%		217,476	121	0.23%
Total average earning assets (1)	1,833,219	21,288	4.66%	(6)	2,116,089	23,887	4.58%
Non-interest earning assets	135,971				148,253
Total average assets	$1,969,190				$2,264,342

INTEREST BEARING LIABILITIES
Time deposits	$843,763	3,859	1.83%		$1,167,137	6,114	2.12%
Other deposits	616,823	505	0.33%		605,139	1,204	0.81%
Borrowed funds	104,187	725	2.79%		111,065	570	2.08%
Total interest bearing liabilities	1,564,773	5,089	1.30%	(7)	1,883,341	7,888	1.70%

Non-interest bearing deposits	224,427				218,444
Other liabilities	16,100				14,618
Total average liabilities	1,805,300				2,116,403

Shareholders' equity	163,890				147,939

Total average liabilities and
shareholders' equity	$1,969,190				$2,264,342

NET INTEREST INCOME/
YIELD (3,4)		$16,199	3.54%			$15,999	3.07%

INTEREST SPREAD (5)			3.35%				2.88%

(1)
Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

(2)	The loan average includes loans on which accrual of interest has been discontinued.

(3)	Net interest income is the difference between income from earning assets and interest expense.

(4)	Net interest yield is net interest income divided by total average earning assets.

(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

(6)	Interest income for 2012 and 2011 includes $41,000 and $176,000, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

(7)
Interest expense for 2012 and 2011 includes $135,000 and $116,000, respectively, of accretion for purchase accounting adjustments relate to deposits and borrowings acquired in the merger with American Community.

Yadkin Valley Financial Corporation

First Quarter Earnings

April 26, 2012

YADKIN VALLEY
FINANCIAL CORPORATION

1

Adversely Classified Loan Balance

$160,000
$140,000
$120,000
$100,000
$80,000
$60,000
Q1 2011
Q2 2011
Q3 2011
Q4 2011
Q1 2012
Adversely Classified Loans
Nonperforming Loans

*Numbers in thousands

YADKIN VALLEY FINANCIAL CORPORATION

2

Charge-off to Reserve Comparison

$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$-
Q1 2011
Q2 2011
Q3 2011
Q4 2011
Q1 2012
$6,759
$6,462
$29,397
$10,600
$4,295
$31,358
$3,936
$4,131
$29,542
$4,452
$4,101
$28,747
$5,136
$3,397
$26,665
Net Charge Off
FAS 114
FAS 5

*Numbers in thousands

YADKIN VALLEY FINANCIAL CORPORATION

3

Net Interest Margin Trend (annualized)
3.60%
3.40%
3.20%
3.00%
2.80%
2.60%
3.12%
3.12%
2.97%
3.07%
3.30%
3.29%
3.31%
3.54%
Q2 2010
Q3 2010
Q4 2010
Q1 2011
Q2 2011
Q3 2011
Q4 2011
Q1 2012

YADKIN VALLEY FINANCIAL CORPORATION

4